EXHIBIT 99.1

FOR IMMEDIATE RELEASE
April 19, 2016
Contact: Investor Inquiries:
Casey Farrell
972-801-5871/ShareholderRelations@LegacyTexasFinancialGroup.com
Media Inquiries:
Jennifer Dexter
972-461-7157/Jennifer.Dexter@LegacyTexas.com

LegacyTexas Financial Group, Inc. Reports Record First Quarter 2016 Earnings of $22.1 million

PLANO, Texas, April 19, 2016 -- LegacyTexas Financial Group, Inc. (Nasdaq: LTXB) (the “Company”), the holding company for LegacyTexas Bank (the “Bank”), today announced net income of $22.1 million for the first quarter of 2016, an increase of $5.6 million from the fourth quarter of 2015 and $5.8 million from the first quarter of 2015.

"I am really pleased with the quarter and the way we continue to execute on our strategic plan," said President and CEO Kevin Hanigan. "Not only did we report record earnings, we grew our loans at a mid-teens rate, bolstered our reserves and managed our expenses to achieve a sub 50% efficiency ratio.  This quarter demonstrates our focus on execution and the earnings power of this great franchise."

First Quarter 2016 Performance Highlights

•
Net income of $22.1 million for the first quarter of 2016 was a record high for the Company. Core (non-GAAP) net income for the same period totaled $19.9 million, which excluded gains realized in the first quarter of 2016 on the sale of two buildings and other one-time items. On a linked-quarter basis, non-interest expense and provision for loan losses declined by $1.5 million and $2.4 million, respectively, while net interest income increased by $1.6 million.

•
Gross loans held for investment at March 31, 2016, excluding Warehouse Purchase Program loans, grew $202.8 million, or 4.0%, from December 31, 2015, with $174.2 million of growth in commercial real estate and commercial and industrial loans, and $35.4 million of growth in consumer real estate loans.

•
The allowance for loan losses allocated to energy loans at March 31, 2016 totaled $17.4 million, or 3.3% of total energy loans (including both reserve-based and midstream), up $5.4 million ($0.12 per share on a pre-tax basis, $0.08 per share after tax) from $12.0 million at December 31, 2015.

•	Efficiency ratio improved to 48.96% for the quarter ended March 31, 2016, compared to 51.85% for the fourth quarter of 2015 and 54.58% for the first quarter of 2015.

Financial Highlights

	At or For the Quarters Ended
	March	December	March
(unaudited)	2016	2015	2015
	(Dollars in thousands, except per share amounts)
Net interest income	$65,351	$63,742	$56,326
Provision for loan losses	8,800	11,200	3,000
Non-interest income	14,655	11,593	9,407
Non-interest expense	37,542	39,043	37,777
Income tax expense	11,582	8,646	8,632
Net income	$22,082	$16,446	$16,324

Basic earnings per common share	$0.48	$0.36	$0.35
Basic core (non-GAAP) earnings per common share[1]	$0.43	$0.35	$0.39
Weighted average common shares outstanding - basic	46,024,250	45,939,817	45,824,812
Estimated Tier 1 common risk-based capital ratio[2]	9.50%	9.56%	10.46%
Total equity to total assets	10.88%	10.45%	11.69%
Tangible common equity to tangible assets - Non-GAAP [1]	8.69%	8.29%	9.17%
1 See the section labeled "Supplemental Information- Non-GAAP Financial Measures" at the end of this document.
2 Calculated at the Company level, which is subject to the capital adequacy requirements of the Federal Reserve.

Core (non-GAAP) net income (which is net income adjusted for the impact of one-time gains and losses on assets and security sales, merger and acquisition costs and certain other items) totaled $19.9 million for the quarter ended March 31, 2016, up $3.6 million from the fourth quarter of 2015 and up $2.2 million from the first quarter of 2015. Basic earnings per share for the quarter ended March 31, 2016 was $0.48, an increase of $0.12 from the fourth quarter of 2015 and an increase of $0.13 from the first quarter of 2015. Core earnings per share for the first quarter of 2016 was $0.43, up $0.08 from the fourth quarter of 2015 and up $0.04 from the first quarter of 2015. The reconciliation of non-GAAP measures, which the Company believes facilitates the assessment of its banking operations and peer comparability, is included in tabular form at the end of this release.

Net Interest Income and Net Interest Margin

	For the Quarters Ended
	March	December	March
(unaudited)	2016	2015	2015
	(Dollars in thousands)
Interest income:
Loans held for investment, excluding Warehouse Purchase Program loans	$61,952	$59,405	$52,082
Warehouse Purchase Program loans	6,674	6,473	5,775
Loans held for sale	180	176	178
Securities	3,472	3,318	3,425
Interest-earning deposit accounts	330	210	158
Total interest income	$72,608	$69,582	$61,618
Net interest income	$65,351	$63,742	$56,326
Net interest margin	3.88%	3.94%	4.03%
Selected average balances:
Total earning assets	$6,732,619	$6,469,511	$5,590,808
Total loans held for investment	5,874,775	5,588,437	4,728,487
Total securities	599,680	631,916	620,490
Total deposits	5,168,353	4,939,893	4,306,641
Total borrowings	1,106,577	1,075,948	882,461
Total non-interest-bearing demand deposits	1,134,070	1,198,337	975,067
Total interest-bearing liabilities	5,140,860	4,817,504	4,214,035

Net interest income for the quarter ended March 31, 2016 was $65.4 million, a $1.6 million increase from the fourth quarter of 2015 and a $9.0 million increase from the first quarter of 2015. The $1.6 million increase from the linked quarter was primarily due to an increase in interest income on loans, which was driven by increased volume in all loan categories with the exception of construction and land and other consumer loans. The average balance of commercial real estate loans increased by $126.0 million to $2.23 billion from the fourth quarter of 2015, which was partially offset by an eight basis point linked-quarter decrease in the average yield earned on this portfolio, resulting in a $1.2 million increase in interest income. The average balance of commercial and industrial loans increased by $109.3 million to $1.61 billion from the fourth quarter of 2015, resulting in a $1.1 million increase in interest income. The average balance of consumer real estate and Warehouse Purchase Program loans increased by $54.2 million and $18.9 million, respectively, compared to the fourth quarter of 2015, leading to increases in interest income of $552,000 and $201,000, respectively.

Interest income on loans for the first quarter of 2016 included $1.1 million in accretion of purchase accounting fair value adjustments on loans acquired through the merger with LegacyTexas Group, Inc., a decrease of $351,000 from the $1.4 million in accretion income recorded on these loans for the fourth quarter of 2015. The $1.1 million includes $365,000 in accretion income recorded on acquired commercial real estate loans, $155,000 in accretion income recorded on acquired commercial and industrial loans, $67,000 in accretion income recorded on acquired construction and land loans and $508,000 recorded on acquired consumer loans. Accretion of purchase accounting fair value adjustments related to the LegacyTexas Group, Inc. acquisition, as well as a smaller amount related to the Highlands Bank acquisition in 2012, contributed six basis points, five basis points and 21 basis points to the average yields on commercial real estate, commercial and industrial and consumer real estate loans, respectively, for the first quarter of 2016, compared to 13 basis points, six basis points and 22 basis points, respectively, for the fourth quarter of 2015.

The $9.0 million increase in net interest income, compared to the first quarter of 2015, was primarily due to a $10.8 million increase in interest income on loans, which was driven by increased volume in all loan categories with the exception of other consumer loans. The average balance of commercial and industrial loans increased by $477.1 million from the first quarter of 2015, which was partially offset by a 45 basis point year-over-year decrease in the average yield earned on this portfolio, resulting in a $4.0 million increase in interest income. The average balance of commercial real estate loans increased by $393.5 million from the first quarter of 2015, which was partially offset by a 25 basis point year-over-year decrease in the average yield earned on this portfolio, resulting in a $3.8 million increase in interest income. The average balance of consumer real estate and Warehouse Purchase Program loans increased by $162.7 million and $109.3 million, respectively, compared to the first quarter of 2015, leading to increases in interest income of $1.9 million and $899,000, respectively.

Interest expense for the quarter ended March 31, 2016 increased by $1.4 million compared to the linked quarter, which was primarily due to increased volume in all deposit products compared to the fourth quarter of 2015. The average balance of savings and money market accounts increased by $181.4 million to $2.21 billion from the fourth quarter of 2015, resulting in a $364,000 increase in interest expense. The average balance of time accounts increased by $84.7 million to $1.05 billion from the fourth quarter of 2015, resulting in a $135,000 increase in interest expense. Additionally, interest expense on borrowings for the first quarter of 2016 included a full quarter of interest expense totaling $1.1 million related to the $75.0 million of fixed-to-floating rate subordinated notes issued by the Company in November 2015, compared to a partial quarter of interest expense totaling $462,000 recorded on these notes in the fourth quarter of 2015.

Compared to the first quarter of 2015, interest expense for the quarter ended March 31, 2016 increased by $2.0 million, primarily due to increased volume in all deposit products, including a $400.5 million increase in the average balance of savings and money market deposits and a $229.8 million increase in the average balance of time deposits, which increased interest expense by $329,000 and $451,000, respectively. Interest expense on borrowings increased by $970,000 compared to the first quarter of 2015, primarily due to the above-mentioned subordinated notes issued in November 2015.

The net interest margin for the first quarter of 2016 was 3.88%, a six basis point decrease from the fourth quarter of 2015 and a 15 basis point decrease from the first quarter of 2015. Accretion of interest resulting from the merger with LegacyTexas Group, Inc. on January 1, 2015, as well as the 2012 Highlands acquisition, contributed seven basis points to the net interest margin and average yield on earning assets for the quarter ended March 31, 2016, compared to ten basis points for the quarter ended December 31, 2015 and 23 basis points for the quarter ended March 31, 2015. The average yield on earning assets for the first quarter of 2016 was 4.31%, a one basis point increase from the fourth quarter of 2015 and a ten basis point decrease from the first quarter of 2015. The cost of deposits for the first quarter of 2016 was 0.32%, up three basis points from the fourth and first quarters of 2015.

Non-interest Income

Non-interest income for the first quarter of 2016 was $14.7 million, a $3.1 million increase from the fourth quarter of 2015 and a $5.2 million increase from the first quarter of 2015. Core non-interest income for the first quarter of 2016, which excludes one-time gains and losses on assets and security sales, was $11.3 million, down $76,000 from the fourth quarter of 2015 and up $1.2 million from the first quarter of 2015. Gain on sale and disposition of assets for the first quarter of 2016 included $3.9 million in gains on the sale of two buildings. One building was a former branch location that previously closed in connection with the January 2015 merger with LegacyTexas Group, Inc., and the other building still houses a branch location that the Company is currently leasing. The $620,000 decline in other non-interest income compared to the linked quarter primarily related to $530,000 in losses recorded in the first quarter of 2016 caused by declines in the value of community development-oriented private equity funds used for Community Reinvestment Act purposes (the "CRA Funds"). The gains on the building sales and the losses on the CRA Funds are not included in core non-interest income for the first quarter of 2016. Service charges and other fees increased by $140,000 from the fourth quarter of 2015, which includes a $674,000 increase in commercial loan fee income (consisting of syndication, arrangement, non-usage and pre-payment fees) compared to the fourth quarter of 2015, which was partially offset by a $240,000 decrease in title income.

The $5.2 million increase in non-interest income from the first quarter of 2015 was primarily due to the sale of the two buildings discussed above, as well as a $1.4 million increase in service charges and other fees, which included a $701,000 increase in commercial loan fee income and a $137,000 increase in title income.

Non-interest Expenses

Non-interest expense for the quarter ended March 31, 2016 was $37.5 million, a $1.5 million decrease from the fourth quarter of 2015 and a $235,000 decrease from the first quarter of 2015. Salaries and employee benefits expense decreased by $1.0 million from the fourth quarter of 2015, primarily due to lower ESOP expense related to a decline in the Company's average stock price, as well as a lower number of shares allocated in the 2016 period under the Company's 2006 ESOP plan, due to the related loan being paid off in September 2016. Additionally, due to higher loan volume and an increase in the origination of more complex, higher-balance commercial loans, loan origination costs, a significant portion of which relate to compensation for our loan originators and others, increased on a linked-quarter basis. However, these costs are deferred and accounted for over the life of the loan and, as a result, a smaller amount of these costs are reflected in salary and employee benefits expense during the current quarter. Office operations expense decreased by $305,000 from the fourth quarter of 2015, primarily due to lower printing and supply costs, while outside professional services expense decreased by $298,000 compared to the linked quarter, primarily due to higher audit and legal expenses incurred during the fourth quarter of 2015 that were not repeated in the first quarter of 2016.

The $235,000 decrease in non-interest expense from the first quarter of 2015 includes a $1.5 million decrease in merger and acquisition costs related to the merger with LegacyTexas Group, Inc. Excluding the impact of these merger costs, core non-interest expense increased by $1.3 million, which was driven by a $1.0 million increase in other non-interest expense primarily due to increased debit card fraud. During the first quarter of 2016, the Company implemented enhanced authorization and fraud prevention procedures to assist in mitigation of future debit card fraud cases. Salaries and employee benefits expense decreased by $634,000 compared to the first quarter of 2015, primarily due to lower share-based compensation expense due to a decline in the Company's stock price, as well as a lower number of shares allocated in the 2016 period under the Company's 2006 ESOP plan, due to the related loan being paid off in September 2016. Additionally, due to higher loan volume and an increase in the origination of more complex, higher-balance commercial loans, loan origination costs, a significant portion of which relate to compensation for our loan originators and others, increased on a year-over-year basis. However, these costs are deferred and accounted for over the life of the loan and, as a result, a smaller amount of these costs are reflected in salary and employee benefits expense during the current quarter.

Financial Condition - Loans

Gross loans held for investment at March 31, 2016, excluding Warehouse Purchase Program loans, grew $202.8 million from December 31, 2015, which included growth in commercial real estate, commercial and industrial and consumer real estate loans. Commercial real estate and commercial and industrial loans at March 31, 2016 increased by $146.8 million and $27.4 million, respectively, from December 31, 2015, and consumer real estate loans increased by $35.4 million for the same period. These increases from the linked quarter were partially offset by declines of $4.6 million and $2.2 million in other consumer and construction and land loans, respectively.

Compared to March 31, 2015, gross loans held for investment, excluding Warehouse Purchase Program loans, grew $1.07 billion, which included growth in all loan portfolios with the exception of a $19.8 million decline in other consumer loans. On a year over year basis, commercial real estate and commercial and industrial loans increased by $433.8 million and $427.7 million, respectively. Consumer real estate and construction and land loans increased by $179.1 million and $51.8 million, respectively, for the same period.

Compared to December 31, 2015 and March 31, 2015, Warehouse Purchase Program loans declined by $15.2 million and $10.3 million, respectively.

Energy loans, which are reported as commercial and industrial loans, totaled $461.1 million at March 31, 2016, up $1.3 million from $459.8 million at December 31, 2015 and up $90.0 million from $371.1 million at March 31, 2015. Substantially all of the loans in the Energy portfolio are reserve-based loans, secured by deeds of trust on properties containing proven oil and natural gas reserves. In addition to the reserve-based energy loans, the Company has loans categorized as "Midstream and Other," which are typically related to the transmission of oil and natural gas and would only be indirectly impacted from declining commodity prices. At March 31, 2016, "Midstream and Other" loans had a total outstanding balance of $63.7 million, down $945,000 from $64.6 million at December 31, 2015 and up $51.0 million from $12.7 million at March 31, 2015.

Financial Condition - Deposits

Total deposits at March 31, 2016 increased by $76.1 million from December 31, 2015, with all deposit categories growing on a linked-quarter basis with the exception of interest-bearing demand deposits, which declined by $37.2 million. Time deposits increased by $92.9 million on a linked-quarter basis, while savings and money market and non-interest-bearing demand deposits increased by $15.9 million and $4.5 million, respectively, for the same period.

Compared to March 31, 2015, total deposits increased by $909.8 million, which includes growth in all deposit categories. On a year over year basis, savings and money market and time deposits increased by $399.5 million and $297.4 million, respectively, while non-interest-bearing demand and interest-bearing demand deposits increased by $144.0 million and $69.0 million, respectively, for the same period.

Credit Quality

	At or For the Quarters Ended
	March	December	March
(unaudited)	2016	2015	2015
	(Dollars in thousands)
Net charge-offs	$409	$489	$273
Net charge-offs/Average loans held for investment, excluding Warehouse Purchase Program loans	0.03%	0.04%	0.03%
Net charge-offs/Average loans held for investment	0.03	0.04	0.02
Provision for loan losses	$8,800	$11,200	$3,000
Non-performing loans ("NPLs")	43,496	38,216	22,869
NPLs/Total loans held for investment, excluding Warehouse Purchase Program loans	0.83%	0.75%	0.54%
NPLs/Total loans held for investment	0.69	0.63	0.44
Non-performing assets ("NPAs")	$56,866	$44,908	$29,143
NPAs to total assets	0.75%	0.58%	0.45%
NPAs/Loans held for investment and foreclosed assets, excluding Warehouse Purchase Program loans	1.08	0.89	0.69
NPAs/Loans held for investment and foreclosed assets	0.90	0.73	0.56
Allowance for loan losses	$55,484	$47,093	$28,276
Allowance for loan losses/Total loans held for investment, excluding Warehouse Purchase Program loans	1.05%	0.93%	0.67%
Allowance for loan losses/Total loans held for investment	0.88	0.77	0.54
Allowance for loan losses/Total loans held for investment, excluding acquired loans & Warehouse Purchase Program loans [1]	1.25	1.14	1.00
Allowance for loan losses/NPLs	127.56	123.23	123.64
1 Excludes loans acquired in the Highlands and LegacyTexas transactions, which were initially recorded at fair value.

The Company recorded a provision for loan losses of $8.8 million for the quarter ended March 31, 2016, a decrease of $2.4 million from the quarter ended December 31, 2015 and an increase of $5.8 million from the quarter ended March 31, 2015. The Company increased qualitative reserve factors applied to the Energy portfolio in the fourth quarter of 2015 and again in the first quarter of 2016, due to the impact of continued pressure on the price of oil and gas. This continued pressure resulted in sustained increases in economic uncertainty and regulatory concerns surrounding energy loans. Over the past year, risk rating downgrades on energy loans have increased, primarily in the special mention category, which consists entirely of performing loans. The below table shows criticized energy loans at March 31, 2016, December 31, 2015 and March 31, 2015.

	March 31, 2016	December 31, 2015	Linked-Quarter Change	March 31, 2015	Year-over-Year Change
	(Dollars in thousands)
Special Mention (all performing)	$115,199	$68,348	$46,851	$15,616	$99,583
Substandard (performing)	48,088	38,712	9,376	41,518	6,570
Substandard (non-performing)	25,171	12,110	13,061	—	25,171
	$188,458	$119,170	$69,288	$57,134	$131,324

The $13.1 million increase in substandard non-performing energy loans from December 31, 2015 was due to two reserve-based energy loans that were placed on non-accrual status during the first quarter of 2016, now considered to be impaired. One relationship totaling $6.3 million at March 31, 2016 is a syndicated credit facility that was modified during the first quarter of 2016 and was considered to be a troubled debt restructuring during the most recent Shared National Credit ("SNC") review, which is a regulatory review conducted by the Federal Reserve Bank, Federal Deposit Insurance Corporation and Office of the Comptroller of the Currency of large syndicated loans of at least $20 million that are shared by three or more supervised institutions. The Company does not have any specific reserve set aside for this relationship and does not currently anticipate a loss.

The second credit with an outstanding balance of $6.8 million at March 31, 2016 was placed on non-accrual as a result of collateral value deterioration due to the ongoing low commodity price environment.  At March 31, 2016, the Company set aside a specific reserve of $280,000 on this credit to reflect impairment based on that recent collateral valuation. The $25.2 million in substandard non-performing energy loans reported at March 31, 2016 included a $12.0 million reserve-based credit that has been on non-accrual status since the third quarter of 2015 and is currently in the midst of bankruptcy proceedings. Based on information received late in the first quarter of 2016, the Company set aside a specific reserve of $3.1 million on this credit.

The increase in special mention and substandard performing energy loans on a linked-quarter and year-over-year basis resulted from collateral value deterioration due to commodity price declines. Of the balances reported above for special mention and substandard performing energy loans at March 31, 2016, $71.8 million were downgraded during the first quarter of 2016 due to declining collateral values and resulting diminished operating performance, which includes $29.6 million of energy loans reviewed during the first quarter of 2016 as part of the SNC program. At March 31, 2016, no special mention or substandard performing energy loans were considered to be impaired, and the Company did not have any specific loss reserves set aside for these loans. The Company continues to take action to improve the risk profile of the criticized energy loans by instituting monthly commitment reductions, obtaining additional collateral, obtaining additional guarantor support and/or requiring additional equity injections or asset sales.

Due to the increase in qualitative reserve factors discussed above over the last two quarters, the allowance for loan losses allocated to energy loans at March 31, 2016 totaled $17.4 million, up $5.4 million from $12.0 million at December 31, 2015 and up $13.8 million from $3.6 million at March 31, 2015. With the exception of $3.4 million in specific reserves on the two non-performing energy relationships discussed above, these reserve amounts result from the increase in qualitative factors and the increase in the energy portfolio, and not from historical loss factors. Since the inception of our Energy Finance Group, we have maintained a number of risk mitigation techniques, including sound underwriting (reasonable advance rates based on number and diversification of wells), sound policy (requiring hedges on production sales) and conservative collateral valuations (frequent borrowing base determinations at prices below NYMEX posted rates).  All borrowing base valuations are performed by experienced and nationally recognized third party firms intimately familiar with the properties and their production history. The Company believes that the current level of loan loss reserve for energy loans is sufficient to cover estimated credit losses in the portfolio based on currently available information; however, future sustained declines in oil pricing could lead to further risk rating downgrades, additional loan loss reserves or losses.

In addition to the changes in qualitative factors related to energy lending, the increase in loan loss reserves on a linked-quarter and year-over-year basis resulted from increased organic loan production, as well as loans acquired through the merger with LegacyTexas Group, Inc. that were re-underwritten following completion of the merger, totaling $299.9 million during the first quarter of 2016.

Net charge-offs for the first quarter of 2016 totaled $409,000, a decrease of $80,000 from the fourth quarter of 2015 and an increase of $136,000 from the first quarter of 2015. The $13.2 million increase in non-performing commercial and industrial loans from the fourth quarter of 2015 was primarily due to the two downgraded energy relationships discussed above. Additionally, non-performing commercial real estate loans declined by $10.1 million compared to the fourth quarter of 2015 due to a non-performing commercial real estate property secured by a medical facility that was transferred into foreclosed assets in the first quarter of 2016.

Subsequent Events

The Company is required, under generally accepted accounting principles, to evaluate subsequent events through the filing of its consolidated financial statements for the quarter ended March 31, 2016 on Form 10-Q. As a result, the Company will continue to evaluate the impact of any subsequent events on critical accounting assumptions and estimates made as of March 31, 2016 and will adjust amounts preliminarily reported, if necessary.

Conference Call

The Company will host an investor conference call to review the results on Wednesday, April 20, 2016 at 8 a.m. Central Time. Participants may pre-register for the call by visiting http://dpregister.com/10083763 and will receive a unique PIN number, which can be used when dialing in for the call. This will allow attendees to enter the call immediately. Alternatively, participants may call (toll-free) 1-877-513-4119 at least five minutes prior to the call to be placed into the call by an operator.

International participants are asked to call 1-412-902-4148 and participants in Canada are asked to call (toll-free) 1-855-669-9657.
The call and corresponding presentation slides will be webcast live on the home page of the Company's website, www.LegacyTexasFinancialGroup.com. An audio replay will be available one hour after the conclusion of the call at 1-877-344-7529, Conference #10083763. This replay, as well as the webcast, will be available until May 20, 2016.

About LegacyTexas Financial Group, Inc.

LegacyTexas Financial Group, Inc. is the holding company for LegacyTexas Bank, a commercially oriented community bank based in Plano, Texas. LegacyTexas Bank operates 46 banking offices in the Dallas/Fort Worth Metroplex and surrounding counties. For more information, please visit www.LegacyTexasFinancialGroup.com or www.LegacyTexas.com.
This document and other filings by LegacyTexas Financial Group, Inc. (the “Company”) with the Securities and Exchange Commission (the “SEC”), as well as press releases or other public or stockholder communications released by the Company, may contain forward-looking statements, including, but not limited to, (i) statements regarding the financial condition, results of operations and business of the Company, (ii) statements about the Company’s plans, objectives, expectations and intentions and other statements that are not historical facts and (iii) other statements identified by the words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," "intends" or similar expressions that are intended to identify "forward-looking statements", within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current beliefs and expectations of the Company’s management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the Company’s control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change.
The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: the expected cost savings, synergies and other financial benefits from the Company-LegacyTexas Group, Inc. merger (the “Merger”) might not be realized within the expected time frames or at all and costs or difficulties relating to integration matters might be greater than expected; changes in economic conditions; legislative changes; changes in policies by regulatory agencies; fluctuations in interest rates; the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses; the Company's ability to access cost-effective funding; fluctuations in real estate values and both residential and commercial real estate market conditions; demand for loans and deposits in the Company's market area; fluctuations in the price of oil, natural gas and other commodities; competition; changes in management’s business strategies and other factors set forth in the Company's filings with the SEC.
The factors listed above could materially affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.
The Company does not undertake - and specifically declines any obligation - to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. When considering forward-looking statements, you should keep in mind these risks and uncertainties. You should not place undue reliance on any forward-looking statement, which speaks only as of the date made. You should refer to our periodic and current reports filed with the SEC for specific risks that could cause actual results to be significantly different from those expressed or implied by any forward-looking statements.

LegacyTexas Financial Group, Inc.
Consolidated Balance Sheets

	March 31, 2016	December 31, 2015	September 30, 2015	June 30, 2015	March 31, 2015
	(Dollars in thousands)
ASSETS	(unaudited)		(unaudited)	(unaudited)	(unaudited)
Cash and due from financial institutions	$55,348	$53,847	$47,720	$48,911	$53,739
Short-term interest-bearing deposits in other financial institutions	261,423	561,792	193,994	143,106	230,175
Total cash and cash equivalents	316,771	615,639	241,714	192,017	283,914
Securities available for sale, at fair value	320,866	311,708	318,219	314,040	290,615
Securities held to maturity	228,576	240,433	249,838	254,526	261,670
Total securities	549,442	552,141	568,057	568,566	552,285
Loans held for sale	17,615	22,535	22,802	19,903	23,983
Loans held for investment:
Loans held for investment - Warehouse Purchase Program	1,028,561	1,043,719	960,377	1,084,997	1,038,886
Loans held for investment	5,269,312	5,066,507	4,688,826	4,394,786	4,196,710
Gross loans	6,315,488	6,132,761	5,672,005	5,499,686	5,259,579
Less: allowance for loan losses and deferred fees on loans held for investment	(55,001)	(48,953)	(39,611)	(34,264)	(31,565)
Net loans	6,260,487	6,083,808	5,632,394	5,465,422	5,228,014
FHLB stock and other restricted securities, at cost	54,648	63,075	63,891	69,224	65,470
Bank-owned life insurance	55,535	55,231	54,920	54,614	54,339
Premises and equipment, net	71,271	77,637	79,153	80,095	81,853
Goodwill	180,776	180,776	180,632	180,632	179,258
Other assets	73,196	63,633	58,082	59,054	65,818
Total assets	$7,562,126	$7,691,940	$6,878,843	$6,669,624	$6,510,951

LIABILITIES AND SHAREHOLDERS’ EQUITY
Non-interest-bearing demand	$1,174,816	$1,170,272	$1,136,255	$1,084,146	$1,030,861
Interest-bearing demand	782,161	819,350	750,551	734,430	713,199
Savings and money market	2,225,611	2,209,698	1,982,729	1,834,075	1,826,097
Time	1,120,261	1,027,391	900,515	875,132	822,904
Total deposits	5,302,849	5,226,711	4,770,050	4,527,783	4,393,061
FHLB advances	1,201,632	1,439,904	1,152,916	1,217,305	1,171,623
Repurchase agreements	69,079	83,269	71,643	66,172	89,772
Subordinated debt	85,104	84,992	11,522	11,474	26,840
Accrued expenses and other liabilities	80,410	52,988	80,075	69,966	68,596
Total liabilities	6,739,074	6,887,864	6,086,206	5,892,700	5,749,892
Shareholders’ equity
Common stock	476	476	476	476	476
Additional paid-in capital	578,050	576,753	573,929	571,083	568,396
Retained earnings	255,908	240,496	230,720	219,493	205,431
Accumulated other comprehensive income (loss), net	1,841	(133)	1,395	122	1,372
Unearned Employee Stock Ownership Plan (ESOP) shares	(13,223)	(13,516)	(13,883)	(14,250)	(14,616)
Total shareholders’ equity	823,052	804,076	792,637	776,924	761,059
Total liabilities and shareholders’ equity	$7,562,126	$7,691,940	$6,878,843	$6,669,624	$6,510,951

LegacyTexas Financial Group, Inc.
Consolidated Quarterly Statements of Income (unaudited)

	For the Quarters Ended					First Quarter 2016 Compared to:
	Mar 31, 2016	Dec 31, 2015	Sep 30, 2015	Jun 30, 2015	Mar 31, 2015	Fourth Quarter 2015		First Quarter 2015
Interest and dividend income	(Dollars in thousands)
Loans, including fees	$68,806	$66,054	$63,025	$61,551	$58,035	$2,752	4.2%	$10,771	18.6%
Taxable securities	2,312	2,264	2,292	2,252	2,499	48	2.1	(187)	(7.5)
Nontaxable securities	774	780	773	724	718	(6)	(0.8)	56	7.8
Interest-bearing deposits in other financial institutions	330	210	137	139	158	120	57.1	172	108.9
FHLB and Federal Reserve Bank stock and other	386	274	298	301	208	112	40.9	178	85.6
	72,608	69,582	66,525	64,967	61,618	3,026	4.3	10,990	17.8
Interest expense
Deposits	4,122	3,569	3,382	3,049	3,127	553	15.5	995	31.8
FHLB advances	1,673	1,466	1,606	1,774	1,706	207	14.1	(33)	(1.9)
Repurchase agreement and other borrowings	1,462	805	349	323	459	657	81.6	1,003	218.5
	7,257	5,840	5,337	5,146	5,292	1,417	24.3	1,965	37.1
Net interest income	65,351	63,742	61,188	59,821	56,326	1,609	2.5	9,025	16.0
Provision for loan losses	8,800	11,200	7,515	3,750	3,000	(2,400)	(21.4)	5,800	193.3
Net interest income after provision for loan losses	56,551	52,542	53,673	56,071	53,326	4,009	7.6	3,225	6.0
Non-interest income
Service charges and other fees	8,181	8,041	8,195	7,941	6,759	140	1.7	1,422	21.0
Net gain on sale of mortgage loans	1,580	1,899	1,944	2,121	2,072	(319)	(16.8)	(492)	(23.7)
Bank-owned life insurance income	426	432	424	424	419	(6)	(1.4)	7	1.7
Gain (loss) on sale of available for sale securities	—	17	(25)	—	211	(17)	N/M [1]	(211)	(100.0)
Gain on sale and disposition of assets	4,072	188	228	429	28	3,884	N/M [1]	4,044	N/M [1]
Other	396	1,016	1,085	1,049	(82)	(620)	(61.0)	478	N/M [1]
	14,655	11,593	11,851	11,964	9,407	3,062	26.4	5,248	55.8

	For the Quarters Ended					First Quarter 2016 Compared to:
	Mar 31, 2016	Dec 31, 2015	Sep 30, 2015	Jun 30, 2015	Mar 31, 2015	Fourth Quarter 2015		First Quarter 2015

Non-interest expense
Salaries and employee benefits	22,337	23,374	23,633	22,549	22,971	(1,037)	(4.4)	(634)	(2.8)
Merger and acquisition costs	—	—	—	8	1,545	—	—	(1,545)	(100.0)
Advertising	1,036	1,140	645	1,048	940	(104)	(9.1)	96	10.2
Occupancy and equipment	3,691	3,592	3,622	3,838	3,808	99	2.8	(117)	(3.1)
Outside professional services	816	1,114	934	625	750	(298)	(26.8)	66	8.8
Regulatory assessments	1,133	1,266	1,026	1,146	822	(133)	(10.5)	311	37.8
Data processing	3,290	3,116	2,830	2,537	2,795	174	5.6	495	17.7
Office operations	2,468	2,773	2,879	2,652	2,393	(305)	(11.0)	75	3.1
Other	2,771	2,668	2,258	2,505	1,753	103	3.9	1,018	58.1
	37,542	39,043	37,827	36,908	37,777	(1,501)	(3.8)	(235)	(0.6)
Income before income tax expense	33,664	25,092	27,697	31,127	24,956	8,572	34.2	8,708	34.9
Income tax expense	11,582	8,646	9,802	10,876	8,632	2,936	34.0	2,950	34.2
Net income	$22,082	$16,446	$17,895	$20,251	$16,324	$5,636	34.3%	$5,758	35.3%
1N/M - not meaningful

LegacyTexas Financial Group, Inc.
Selected Financial Highlights (unaudited)

	At or For the Quarters Ended
	March 31, 2016	December 31, 2015	March 31, 2015
	(Dollars in thousands, except per share amounts)
SHARE DATA:
Weighted average common shares outstanding- basic	46,024,250	45,939,817	45,824,812
Weighted average common shares outstanding- diluted	46,152,301	46,267,956	46,002,821
Shares outstanding at end of period	47,645,826	47,645,826	47,602,721
Income available to common shareholders[1]	$21,954	$16,336	$16,186
Basic earnings per common share	0.48	0.36	0.35
Basic core (non-GAAP) earnings per common share[2]	0.43	0.35	0.39
Diluted earnings per common share	0.48	0.35	0.35
Dividends declared per share	0.14	0.14	0.13
Total shareholders' equity	823,052	804,076	761,059
Common shareholders' equity per share (book value per share)	17.27	16.88	15.99
Tangible book value per share- Non-GAAP[2]	13.46	13.06	12.20
Market value per share for the quarter:
High	24.26	31.97	25.09
Low	17.01	24.59	19.82
Close	19.65	25.02	22.73
KEY RATIOS:
Return on average common shareholders' equity	10.79%	8.22%	8.59%
Core return on average common shareholders' equity[2]	9.72	8.15	9.34
Return on average assets	1.23	0.95	1.08
Core return on average assets[2]	1.11	0.95	1.18
Efficiency ratio[3]	48.96	51.85	54.58
Estimated Tier 1 common equity risk-based capital ratio[4]	9.50	9.56	10.46
Estimated total risk-based capital ratio[4]	11.59	11.58	11.45
Estimated Tier 1 risk-based capital ratio[4]	9.67	9.73	10.94
Estimated Tier 1 leverage ratio[4]	9.34	9.46	10.42
Total equity to total assets	10.88	10.45	11.69
Tangible equity to tangible assets- Non-GAAP[2]	8.69	8.29	9.17
Number of employees- full-time equivalent	850	840	794
1 Net of distributed and undistributed earnings to participating securities.
2 See the section labeled "Supplemental Information- Non-GAAP Financial Measures" at the end of this document.
3 Calculated by dividing total non-interest expense by net interest income plus non-interest income, excluding gains (losses) on PCI loans and foreclosed and fixed assets, changes in value of the CRA Funds, amortization of intangible assets, gains (losses) from securities transactions and merger and acquisition costs.
4 Calculated at the Company level, which is subject to the capital adequacy requirements of the Federal Reserve.

LegacyTexas Financial Group, Inc.
Selected Loan Data (unaudited)

	At the Quarter Ended
	March 31, 2016	December 31, 2015	September 30, 2015	June 30, 2015	March 31, 2015
Loans held for investment:	(Dollars in thousands)
Commercial real estate	$2,324,338	$2,177,543	$2,035,631	$1,930,256	$1,890,518
Warehouse Purchase Program	1,028,561	1,043,719	960,377	1,084,997	1,038,886
Commercial and industrial	1,640,042	1,612,669	1,437,241	1,308,168	1,212,328
Construction and land	267,543	269,708	260,433	230,582	215,752
Consumer real estate	972,115	936,757	880,532	845,982	792,995
Other consumer	65,274	69,830	74,989	79,798	85,117
Gross loans held for investment	$6,297,873	$6,110,226	$5,649,203	$5,479,783	$5,235,596
Non-performing assets:
Commercial real estate	$1,307	$11,418	$13,717	$3,549	$6,745
Commercial and industrial	30,105	16,877	41,538	12,498	5,691
Construction and land	31	33	39	141	141
Consumer real estate	11,948	9,781	10,894	10,419	9,946
Other consumer	105	107	225	243	346
Total non-performing loans	43,496	38,216	66,413	26,850	22,869
Foreclosed assets	13,370	6,692	4,640	4,553	6,274
Total non-performing assets	$56,866	$44,908	$71,053	$31,403	$29,143
Total non-performing assets to total assets	0.75%	0.58%	1.03%	0.47%	0.45%
Total non-performing loans to total loans held for investment, excluding Warehouse Purchase Program loans	0.83%	0.75%	1.42%	0.61%	0.54%
Total non-performing loans to total loans held for investment	0.69%	0.63%	1.18%	0.49%	0.44%
Allowance for loan losses to non-performing loans	127.56%	123.23%	54.78%	114.96%	123.64%
Allowance for loan losses to total loans held for investment, excluding Warehouse Purchase Program loans	1.05%	0.93%	0.78%	0.70%	0.67%
Allowance for loan losses to total loans held for investment	0.88%	0.77%	0.64%	0.56%	0.54%
Allowance for loan losses to total loans held for investment, excluding acquired loans and Warehouse Purchase Program loans [1]	1.25%	1.14%	1.00%	0.98%	1.00%

	At the Quarter Ended
	March 31, 2016	December 31, 2015	September 30, 2015	June 30, 2015	March 31, 2015
Troubled debt restructured loans ("TDRs"):	(Dollars in thousands)
Performing TDRs:
Commercial real estate	$160	$161	$163	$733	$738
Commercial and industrial	15	30	266	142	147
Consumer real estate	364	368	134	202	203
Other consumer	42	46	1	35	37
Total performing TDRs	$581	$605	$564	$1,112	$1,125
Non-performing TDRs:[2]
Commercial real estate	$938	$946	$3,233	$3,240	$6,616
Commercial and industrial	8,923	1,793	1,760	1,862	1,985
Construction and land	—	—	—	101	101
Consumer real estate	3,625	3,393	3,808	3,608	3,936
Other consumer	65	75	160	155	201
Total non-performing TDRs	$13,551	$6,207	$8,961	$8,966	$12,839
Allowance for loan losses:
Balance at beginning of period	$47,093	$36,382	$30,867	$28,276	$25,549
Provision expense	8,800	11,200	7,515	3,750	3,000
Charge-offs	(581)	(722)	(2,124)	(1,357)	(504)
Recoveries	172	233	124	198	231
Balance at end of period	$55,484	$47,093	$36,382	$30,867	$28,276
Net charge-offs (recoveries):
Commercial real estate	$(6)	$71	$6	$78	$(17)
Commercial and industrial	347	317	1,626	935	5
Construction and land	—	—	—	—	—
Consumer real estate	(43)	(19)	100	13	142
Other consumer	111	120	268	133	143
Total net charge-offs	$409	$489	$2,000	$1,159	$273

[1] Excludes loans acquired in the Highlands and LegacyTexas acquisitions, which were initially recorded at fair value.
[2] Non-performing TDRs are included in the non-performing assets reported above.

LegacyTexas Financial Group, Inc.
Average Balances and Yields/Rates (unaudited)

	For the Quarters Ended
	March 31, 2016	December 31, 2015	September 30, 2015	June 30, 2015	March 31, 2015
Loans:	(Dollars in thousands)
Commercial real estate	$2,228,682	$2,102,708	$1,969,031	$1,850,134	$1,835,205
Warehouse Purchase Program	796,832	777,927	845,787	920,034	687,496
Commercial and industrial	1,612,125	1,502,875	1,340,177	1,248,447	1,135,074
Construction and land	269,691	277,597	239,567	214,038	223,815
Consumer real estate	949,568	895,336	855,015	805,573	786,872
Other consumer	67,055	72,981	77,404	83,296	89,123
Less: deferred fees and allowance for loan loss	(49,178)	(40,987)	(35,690)	(31,991)	(29,098)
Total loans held for investment	5,874,775	5,588,437	5,291,291	5,089,531	4,728,487
Loans held for sale	19,588	18,560	17,651	19,414	19,672
Securities	599,680	631,916	648,241	620,071	620,490
Overnight deposits	238,576	230,598	160,690	164,499	222,159
Total interest-earning assets	$6,732,619	$6,469,511	$6,117,873	$5,893,515	$5,590,808
Deposits:
Interest-bearing demand	$774,798	$748,176	$736,142	$701,592	$702,333
Savings and money market	2,209,675	2,028,249	1,936,090	1,806,857	1,809,191
Time	1,049,810	965,131	902,186	839,604	820,050
FHLB advances and other borrowings	1,106,577	1,075,948	984,708	1,112,198	882,461
Total interest-bearing liabilities	$5,140,860	$4,817,504	$4,559,126	$4,460,251	$4,214,035

Total assets	$7,157,259	$6,891,210	$6,532,738	$6,315,710	$6,021,795
Non-interest-bearing demand deposits	$1,134,070	$1,198,337	$1,108,928	$1,024,108	$975,067
Total deposits	$5,168,353	$4,939,893	$4,683,346	$4,372,161	$4,306,641
Total shareholders' equity	$818,538	$800,411	$786,056	$762,497	$760,130

Yields/Rates:
Loans:
Commercial real estate	5.05%	5.13%	5.31%	5.20%	5.30%
Warehouse Purchase Program	3.35%	3.33%	3.35%	3.36%	3.36%
Commercial and industrial	4.45%	4.49%	4.48%	4.75%	4.90%
Construction and land	5.35%	5.41%	5.42%	6.25%	5.92%
Consumer real estate	4.77%	4.81%	4.82%	5.11%	4.77%
Other consumer	5.66%	5.63%	5.63%	5.49%	5.30%
Total loans held for investment	4.67%	4.72%	4.75%	4.82%	4.89%
Loans held for sale	3.68%	3.79%	3.94%	3.65%	3.62%
Securities	2.32%	2.10%	2.08%	2.11%	2.21%
Overnight deposits	0.55%	0.36%	0.34%	0.34%	0.28%
Total interest-earning assets	4.31%	4.30%	4.35%	4.41%	4.41%
Deposits:
Interest-bearing demand	0.48%	0.47%	0.47%	0.48%	0.41%
Savings and money market	0.24%	0.19%	0.19%	0.17%	0.22%
Time	0.70%	0.71%	0.71%	0.70%	0.68%

	For the Quarters Ended
	March 31, 2016	December 31, 2015	September 30, 2015	June 30, 2015	March 31, 2015
FHLB advances and other borrowings	1.13%	0.84%	0.79%	0.75%	0.98%
Total interest-bearing liabilities	0.56%	0.48%	0.47%	0.46%	0.50%
Net interest spread	3.75%	3.82%	3.88%	3.95%	3.91%
Net interest margin	3.88%	3.94%	4.00%	4.06%	4.03%
Cost of deposits (including non-interest-bearing demand)	0.32%	0.29%	0.29%	0.28%	0.29%

LegacyTexas Financial Group, Inc.
Supplemental Information- Non-GAAP Financial Measures
(unaudited and net of tax, calculated using a 35% estimated tax rate)

	At or For the Quarters Ended
	March 31, 2016	December 31, 2015	September 30, 2015	June 30, 2015	March 31, 2015
Reconciliation of Core (non-GAAP) to GAAP Net Income and Earnings per Share:	(Dollars in thousands, except per share amounts)
GAAP net income available to common shareholders [1]	$21,954	$16,336	$17,768	$20,091	$16,186
Distributed and undistributed earnings to participating securities [1]	128	110	127	160	138
GAAP net income	22,082	16,446	17,895	20,251	16,324

Merger and acquisition costs	—	—	—	5	1,004
One-time (gain) loss on assets	(2,184)	(133)	(130)	(142)	554
(Gain) loss on sale of available for sale securities	—	(11)	16	—	(137)
Core (non-GAAP) net income	$19,898	$16,302	$17,781	$20,114	$17,745
Average shares for basic earnings per share	46,024,250	45,939,817	45,862,840	45,760,232	45,824,812
GAAP basic earnings per share	$0.48	$0.36	$0.39	$0.44	$0.35
Core (non-GAAP) basic earnings per share	$0.43	$0.35	$0.39	$0.44	$0.39
Average shares for diluted earnings per share	46,152,301	46,267,956	46,188,461	46,031,267	46,002,821
GAAP diluted earnings per share	$0.48	$0.35	$0.38	$0.44	$0.35
Core (non-GAAP) diluted earnings per share	$0.43	$0.35	$0.38	$0.44	$0.39

Calculation of Tangible Book Value per Share:
Total shareholders' equity	$823,052	$804,076	$792,637	$776,924	$761,059
Less: Goodwill	(180,776)	(180,776)	(180,632)	(180,632)	(179,258)
Identifiable intangible assets, net	(924)	(1,030)	(1,142)	(1,280)	(1,042)
Total tangible shareholders' equity	$641,352	$622,270	$610,863	$595,012	$580,759
Shares outstanding at end of period	47,645,826	47,645,826	47,640,193	47,619,493	47,602,721

Book value per share- GAAP	$17.27	$16.88	$16.64	$16.32	$15.99
Tangible book value per share- Non-GAAP	$13.46	$13.06	$12.82	$12.50	$12.20

Calculation of Tangible Equity to Tangible Assets:
Total assets	$7,562,126	$7,691,940	$6,878,843	$6,669,624	$6,510,951
Less: Goodwill	(180,776)	(180,776)	(180,632)	(180,632)	(179,258)
Identifiable intangible assets, net	(924)	(1,030)	(1,142)	(1,280)	(1,042)
Total tangible assets	$7,380,426	$7,510,134	$6,697,069	$6,487,712	$6,330,651

Equity to assets- GAAP	10.88%	10.45%	11.52%	11.65%	11.69%
Tangible equity to tangible assets- Non-GAAP	8.69%	8.29%	9.12%	9.17%	9.17%

	At or For the Quarters Ended
	March 31, 2016	December 31, 2015	September 30, 2015	June 30, 2015	March 31, 2015
	(Dollars in thousands)
Calculation of Return on Average Assets and Return on Average Equity Ratios (GAAP and core) (unaudited)
Net income	$22,082	$16,446	$17,895	$20,251	$16,324
Core (non-GAAP) net income	19,898	16,302	17,781	20,114	17,745
Average total equity	818,538	800,411	786,056	762,497	760,130
Average total assets	7,157,259	6,891,210	6,532,738	6,315,710	6,021,795
Return on average common shareholders' equity	10.79%	8.22%	9.11%	10.62%	8.59%
Core (non-GAAP) return on average common shareholders' equity	9.72	8.15	9.05	10.55	9.34
Return on average assets	1.23	0.95	1.10	1.28	1.08
Core (non-GAAP) return on average assets	1.11	0.95	1.09	1.27	1.18

1 Unvested share-based awards that contain nonforfeitable rights to dividends (whether paid or unpaid) are participating securities and are included in the computation of GAAP earnings per share pursuant to the two-class method described in ASC 260-10-45-60B.